UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

Form 8-K
______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): April 8, 2018

Woodward, Inc.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-8408	36-1984010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1081 Woodward Way, Fort Collins, Colorado 80524
(Address of Principal Executive Offices) (Zip Code)

970-482-5811
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01. Entry into a Material Definitive Agreement.

On April 8, 2018, Woodward, Inc., a Delaware corporation (the “Company”), and its wholly-owned subsidiary, Woodward Aken GmbH, a limited liability company under German law (collectively, the “Purchasers”), entered into a Share Purchase Agreement (the “Agreement”) with MTU Friedrichshafen GmbH, a limited liability company under German law (“MTU”), and MTU America Inc., a Delaware corporation (together with MTU, the “Sellers”), both of which are subsidiaries of Rolls-Royce PLC. Pursuant to the Agreement, the Purchasers agreed to acquire all of the outstanding shares of stock of L’Orange GmbH, a limited liability company under German Law, together with its wholly-owned subsidiaries in China and Germany, as well as all of the outstanding equity interests of its affiliate, Fluid Mechanics LLC, a Delaware limited liability company (collectively, “L’Orange”).

L’Orange, based in Stuttgart, Germany, supplies high-pressure injection technology for diesel, heavy fuel oil and dual fuel engines that power a wide range of industrial applications including marine power and propulsion systems, special-application vehicles, oil and gas processing, and power generation. L’Orange serves some of the world’s best known specialist diesel engine manufacturers, including MTU, and other industrial engine builders. MTU is a world class engine manufacturer that is part of Rolls-Royce Power Systems.

The aggregate enterprise value for the acquisition of L’Orange under the Agreement is €700 million (US$859 million)1, comprised of cash consideration and assumed liabilities. The operating profits of the L’Orange business from and after January 1, 2018 will accrue in favor of the Purchasers, and in exchange, the Purchasers will, in addition to the above purchase price, pay to the Sellers a daily rate of €45,000 ($55,238)1 for the period beginning January 1, 2018 through the day prior to the closing date. The transaction is expected to be consummated in the third quarter of fiscal 2018, subject to clearance from the German antitrust authorities. Following the transaction, L’Orange will be renamed Woodward-L’Orange and will be integrated into Woodward’s Industrial segment.

The Agreement contains customary representations, warranties and covenants by the parties thereto. The principal conditions to closing of the transaction are receipt of applicable approval from the German Federal Cartel Office (or the expiration of any applicable waiting period) and the absence of an order by the German Federal Cartel Office or court preliminarily or permanently prohibiting the transaction.

The Sellers are obligated to indemnify the Purchasers under the Agreement for breaches of representations and warranties and for certain other matters subject to customary conditions, exceptions and caps. Simultaneous with the closing of the transaction contemplated by the Agreement, the Purchasers will procure a representations and warranties insurance policy on customary terms and conditions under which the Purchasers may, subject to certain exclusions, exceptions and caps, seek insurance coverage for breaches of Sellers’ representations and warranties.

Following the transaction contemplated by the Agreement, L’Orange will remain an important partner and supplier to MTU through a long-term supply agreement, with an initial term of 15 years, allowing MTU’s customers to continue to benefit from L’Orange’s high level of expertise, best-in-class service, and innovative research and development.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement and the exhibits attached thereto, copies of which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for the period ending June 30, 2018.

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1 Conversion to United States Dollars for the purposes hereof is based on a foreign exchange rate as of April 6, 2018 equal to $1.23 United States Dollars per €1 Euro.

Item 7.01. Regulation FD Disclosure.

On April 9, 2018, the Company issued a press release announcing the signing of the Agreement. A copy of the press release issued by the Company is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release, dated April 9, 2018, of Woodward, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Woodward, Inc.

Dated: April 8, 2018	By:	/s/ A. Christopher Fawzy
A. Christopher Fawzy
Corporate Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer